Exhibit 5.1

Barristers & Solicitors

August 25, 2026

Psyence Biomedical Ltd.

121 Richmond Street West

Penthouse Suite 1300

Toronto, Ontario, M5H 2K1

Dear Mesdames/Messrs:

Re:	Registration Statement on Form F-3

We have acted as Canadian corporate counsel to Psyence Biomedical Ltd. (the “Corporation”), a corporation incorporated under the laws of Ontario, Canada, in connection with the registration by the Corporation for resale by Psyence Labs Ltd. (“PsyLabs”), as detailed in the prospectus constituting part of the Corporation’s registration statement (the “Registration Statement”) on Form F-3 filed today by the Corporation with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 1,146,159 common shares in the capital of the Corporation (the “Shares”) issued to PsyLabs pursuant to a Share Put Option and Amendment Agreement dated July 3, 2025 between the Corporation and PsyLabs (the “Put Option Agreement”). The Shares were issued to PsyLabs pursuant to a Share Put Option and Amendment Agreement dated July 3, 2025 between the Corporation and PsyLabs (the “Put Option Agreement”) in consideration for the issuance by PsyLabs to the Corporation of 2,900 ordinary shares of PsyLabs.

Examination of Documents

In giving the opinions expressed below we have examined:

(a)	a Certificate of Status issued under the Business Corporations Act (Ontario) dated August 25, 2026;

(b)	the certificate of incorporation, articles and by-laws of the Corporation (the “Articles”); and

(c)	certain resolutions of the Corporation’s directors.

4100 - 66 Wellington Street West, PO Box 35, TD Bank Tower, Toronto, Ontario, Canada. M5K 1B7	T: 416-365-1110 F: 416-365-1876
www.weirfoulds.com

Barristers & Solicitors

Assumptions and Reliances

As to certain matters of fact, we have relied on a certificate of an officer of the Corporation of even date (the “Officer's Certificate”).

In preparation for the delivery of this opinion, we have examined the above-mentioned documents and we have examined all such other documents and made such other investigations as we consider relevant and necessary in order to give this opinion. In particular, we have not reviewed, and express no opinion on, any document that is referred to or incorporated by reference into the documents reviewed by us. As to various questions of fact material to this opinion which we have not independently established, we have examined and relied upon, without independent verification, certificates of public officials and officers of the Corporation including, without limitation, the Officer’s Certificate.

For purposes of this opinion letter, we have also assumed that:

(a)	the legal capacity of all individuals;

(b)	the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic or original documents of all documents submitted to us as certified, conformed, telecopied, photostatic, electronically transmitted copies (including commercial reproductions);

(c)	the identity and capacity of any person acting or purporting to act as a corporate or public official;

(d)	the accuracy and completeness of all information provided to us by public officials or offices of public record;

(e)	the accuracy and completeness of all representations and statements of fact contained in all documents, instruments and certificates (including the Officer’s Certificate);

(f)	the accuracy and completeness of the minute books and all other corporate records of the Corporation reviewed by us;

(g)	the facts stated in the Certificate of Status continue to be true as of the date hereof;

(h)	all securities referred to herein have been offered, issued and sold in compliance with applicable United States federal and state securities laws, and in the manner stated in the Registration Statement; and

(i)	that the facts stated in the Certificate of Status and the Officer’s Certificate continue to be true and correct as of the date hereof.

Barristers & Solicitors

We have not undertaken any independent investigation to verify the accuracy of any of the foregoing assumptions.

When our opinion refers to the Shares to be issued or having been issued as being “fully paid and non-assessable”, such opinion indicates that the holder of such Shares cannot be required to contribute any further amounts to the Corporation by virtue of his, her or its status as holder of such Shares, either in order to complete payment for the Shares, to satisfy claims of creditors or otherwise. We rely on the Corporation’s confirmation that it has received full consideration for the Shares and no opinion is expressed as to the adequacy of any consideration received for such Shares.

We are qualified to practice law only in the Province of Ontario. Our opinion below is limited to the existing laws of the Province of Ontario and the federal laws of Canada applicable therein as of the date of this opinion and should not be relied upon, nor are they given, in respect of the laws of any other jurisdiction. In particular, we express no opinion as to United States federal or state securities laws or any other laws, rule or regulation, federal or state, applicable to the Corporation. We disclaim any obligation or duty to update this opinion to reflect any changes in such laws or other circumstances after the date hereof.

The opinions given below are given as of the date of this letter and are not prospective.

Opinions

Based upon and subject to the foregoing, we are of the opinion that:

1.	the Shares have been duly authorized and validly issued as fully-paid and non-assessable common shares in the capital of the Corporation.

This opinion letter is rendered as of the date hereof, and is opining upon and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, as such laws presently exist as of the date hereof. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should applicable laws be changed after the date hereof by legislative action, judicial decision or otherwise, or if we become aware of any facts that might change the opinions expressed herein after the date hereof. The opinions expressed in this letter are limited to the matters set forth herein and no other opinions should be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby imply or admit that we are an “expert” within the meaning of Section 11 of the Securities Act or the rules and regulations promulgated thereunder or that we come within the categories of persons whose consent is required by Section 7 of the Securities Act.

Yours truly,

“WeirFoulds LLP”

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